Exhibit 4(j)
of the 12/31/2001
Blount International, Inc.
Form 10k

                   AMENDMENT NO. 2 AND CONSENT

     THIS AMENDMENT NO. 2 AND CONSENT (this "Amendment") dated as of December 3, 2001 to the Credit Agreement referenced below, is by and among BLOUNT, INC., a Delaware corporation (the "Borrower), BLOUNT INTERNATIONAL, INC., a Delaware corporation ("Holdings"), the Lenders identified therein; BANK OF AMERICA, N.A., as Administrative Agent; and LEHMAN COMMERCIAL PAPER, INC., as Syndication Agent.

                       W I T N E S S E T H

     WHEREAS, a $500,000,000 million credit facility has been established in favor of the Borrower pursuant to that Credit Agreement (as amended, modified, increased, extended, renewed or replaced, the "Credit Agreement") dated as of August 19, 1999 among the Borrower, Holdings, the Lenders identified therein, Lehman Brothers Inc., as Advisor, Lead Arranger and Book Manager, Lehman Commercial Paper Inc., as Syndication Agent and Bank of America, N.A., as Administrative Agent;

     WHEREAS, pursuant to the Non-Shared Guarantee and Collateral Agreement (the "Non-Shared Agreement") dated as of August 19, 1999 among the Borrower, Holdings, the Subsidiaries of the Borrower party thereto (the "Subsidiary Guarantors") and the Administrative Agent, Holdings and the Subsidiary Guarantors guaranteed the obligations of the Borrower under the Credit Documents in accordance with the terms thereof;

     WHEREAS, the Borrower has made arrangements to sell (the "Alliant Transaction") its sporting equipment business through which it is engaged in the manufacture, marketing, sale and distribution of ammunition, sports optics, reloading equipment and related products to Alliant Techsystems, Inc., a Delaware corporation ("Alliant") pursuant to the terms of that Stock Purchase Agreement, as may be amended in accordance herewith, (the "Purchase Agreement") dated as of November 6, 2001 among the Borrower, Holdings and Alliant in exchange for approximately 3,048,780 shares of common stock of Alliant (the "Alliant Stock");

     WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

     WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Credit
Agreement.

     2. Consent to Alliant Transaction. The Required Lenders hereby consent to the consummation of the Alliant Transaction, notwithstanding Section 7.5 and Section 7.8 of the Credit Agreement, provided that (a) the Alliant Transaction shall be consummated in accordance with the terms of the Purchase Agreement (without giving effect to any amendment, consent, waiver or other modification that is adverse to the Lenders to the Purchase Agreement unless the Administrative Agent has consented to such amendment, consent, waiver or other modification) and (b) after giving effect to this Amendment, no Default or Event of Default shall exist immediately prior to the Alliant Transaction or would exist immediately after giving effect to the Alliant Transaction. For the avoidance of doubt, the Required Lenders acknowledge and agree that any amounts due and payable by Borrower to Alliant pursuant to the Purchase Agreement upon the receipt of proceeds from the sale of Alliant Stock do not constitute Net Cash Proceeds.

     3.   Release.

     3.1 Immediately upon consummation of the Alliant Transaction and receipt by the Borrower of Alliant Stock sufficient (determined in accordance with Section 7(b) of this Amendment) to generate Net Cash Proceeds ("Minimum Net Cash Proceeds") that are sufficient to prepay the Tranche B Term Loans such that no more than $180,000,000 will be outstanding following such prepayment, the Required Lenders hereby authorize and direct the Administrative Agent to release (a) Federal Cartridge Company, Simmons Outdoor Corporation, Estate Cartridge, Inc. and Ammunition Accessories, Inc. (the "Transferred Subsidiaries") from their respective guaranty and other obligations under the Non-Shared Agreement, (b) the security interests granted by the Transferred Subsidiaries to the Administrative Agent under the Non-Shared Agreement and (c) the security interests granted by the Borrower to the Administrative Agent under the Credit Documents in those assets, and only those assets, being transferred by the Borrower pursuant to the Purchase Agreement and the Contribution Agreement contemplated by the Purchase Agreement.

     3.2  Immediately upon consummation of the Alliant
Transaction and receipt by the Borrower of Alliant Stock at least sufficient (determined in accordance with Section 7(b) of this Amendment) to generate the Minimum Net Cash Proceeds, the
Required Lenders hereby authorize and direct the Collateral
Trustee to release the Capital Stock of the Transferred
Subsidiaries from the Shared Collateral Pledge Agreement.

     3.3 Immediately upon consummation of the Alliant Transaction and receipt by the Borrower of Alliant Stock at least sufficient (determined in accordance with Section 7(b) of this Amendment) to generate the Minimum Net Cash Proceeds, the Required Lenders hereby authorize and direct the Collateral Trustee or the Administrative Agent, as applicable, to release the following properties from the Mortgage to which it is subject:

     (a) 1053 Snake River Avenue, Lewiston, Idaho
     (b) 2299 Snake River Avenue, Lewiston, Idaho
     (c) 150 Southport Avenue, Lewiston, Idaho
     (d) 232 Industrial Parkway, Richmond, Indiana
     (e) 900 Ehlen Drive, Anoka, Minnesota
     (f) N5549 County Road Z, Onalaska, Wisconsin
     (g) 605 Oro Dam Boulevard, Oroville, California
     (h) Tammany Creek Road, Lewiston, Idaho

     3.4 Immediately upon receipt by the Administrative Agent, for distribution to the Lenders in accordance with the Credit Agreement, of Net Cash Proceeds in an amount equal to or greater than the Minimum Net Cash Proceeds from the sale of the Alliant Stock in accordance with the Underwriting Agreement (defined below), the Required Lenders hereby authorize and direct the Administrative Agent to release the Alliant Stock from the Share Security Agreement dated as of the date hereof between the Borrower and the Administrative Agent (it being understood that all Net Cash Proceeds from the sale of the Alliant Stock shall be paid to the Administrative Agent for distribution to the Lenders in accordance with the Credit Agreement).

     3.5 The parties intend for all of the transactions described in this Section 3 to be substantially contemporaneous.

     4. Waiver. The Required Lenders hereby waive any Default or Event of Default that exists solely as a result of the Borrower's failure to comply with Section 7.1(a) (Consolidated Leverage Ratio), Section 7.1(b) (Consolidated Interest Coverage Ratio), Section 7.1(c) (Consolidated Senior Debt to Consolidated EBITDA Ratio) and Section 7.1(d) (Consolidated EBITDA) as of and for the fiscal quarter ended September 30, 2001. The foregoing waiver shall not modify or affect the Borrower's obligation to comply with Section 7.1(a), Section 7.1(b) and Section 7.1(c) of the Credit Agreement, as amended hereby, for any fiscal quarter other than the fiscal quarter ended September 30, 2001.

     5.   Amendments to the Credit Agreement.  The Credit
Agreement is amended in the following respects:

     5.1 The Total Revolving Credit Commitment is hereby permanently reduced from $100,000,000 to $75,000,000.

     5.2 The L/C Commitment is hereby permanently reduced from $20,000,000 to $15,000,000.

     5.3 The Pricing Grid is eliminated, and the definition of Applicable Margin in Section 1.1 of the Credit Agreement is amended to read as follows:

          "Applicable Margin" means (a) for each Tranche B Term Loan that is a LIBOR Loan, 4.50% per annum, (b) for each Tranche B Term Loan that is a Base Rate Loan, 3.50% per annum, (c) for each Revolving Loan that is a LIBOR Loan, 4.25% per annum and (d) for each Revolving Loan that is a Base Rate Loan, 3.25% per annum.

     5.4 The definition of Commitment Fee Rate in Section 1.1 of the Credit Agreement is amended to read as follows:

          "Commitment Fee Rate" means a rate per annum equal to one-half of one percent (0.50%).

     5.5  Section 7.1(a) is amended to read as follows:

          (a)  Consolidated Leverage Ratio.  Permit the
     Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

           Fiscal Quarter Ending     Consolidated
                                    Leverage Ratio

            September 30, 2001        8.40 to 1.0
             December 31, 2001        8.40 to 1.0
              March 31, 2002          9.20 to 1.0
               June 30, 2002          9.10 to 1.0
            September 30, 2002        9.00 to 1.0
             December 31, 2002        8.40 to 1.0
              March 31, 2003          8.40 to 1.0
               June 30, 2003          8.00 to 1.0
            September 30, 2003        7.90 to 1.0
             December 31, 2003        7.50 to 1.0
              March 31, 2004          4.25 to 1.0
               June 30, 2004          4.25 to 1.0
            September 30, 2004        4.00 to 1.0
             December 31, 2004        4.00 to 1.0
              March 31, 2005          4.00 to 1.0
               June 30, 2005          4.00 to 1.0
            September 30, 2005        3.75 to 1.0
             December 31, 2005        3.75 to 1.0
              March 31, 2006          3.75 to 1.0
               June 30, 2006          3.75 to 1.0

     5.6  Section 7.1(b) is amended to read as follows:

          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                     Consolidated
           Fiscal Quarter Ending   Interest Coverage
                                         Ratio

            September 30, 2001        1.10 to 1.0
             December 31, 2001        1.00 to 1.0
              March 31, 2002          1.00 to 1.0
               June 30, 2002          1.00 to 1.0
            September 30, 2002        1.00 to 1.0
             December 31, 2002        1.10 to 1.0
              March 31, 2003          1.10 to 1.0
               June 30, 2003          1.10 to 1.0
            September 30, 2003        1.20 to 1.0
             December 31, 2003        1.20 to 1.0
              March 31, 2004          3.00 to 1.0
               June 30, 2004          3.00 to 1.0
            September 30, 2004        3.00 to 1.0
             December 31, 2004        3.00 to 1.0
              March 31, 2005          3.25 to 1.0
               June 30, 2005          3.25 to 1.0
            September 30, 2005        3.25 to 1.0
             December 31, 2005        3.25 to 1.0
              March 31, 2006          3.25 to 1.0
               June 30, 2006          3.25 to 1.0

     5.7  Section 7.1(c) is amended to read as follows:

          (c) Consolidated Senior Debt to Consolidated EBITDA Ratio. Permit the Consolidated Senior Debt to Consolidated EBITDA Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                                     Consolidated
           Fiscal Quarter Ending    Senior Debt to
                                     Consolidated
                                     EBITDA Ratio

            September 30, 2001        3.80 to 1.0
             December 31, 2001        2.00 to 1.0
              March 31, 2002          2.30 to 1.0
               June 30, 2002          2.10 to 1.0
            September 30, 2002        2.10 to 1.0
             December 31, 2002        1.90 to 1.0
              March 31, 2003          2.00 to 1.0
               June 30, 2003          1.80 to 1.0
            September 30, 2003        1.80 to 1.0
             December 31, 2003        1.60 to 1.0

     5.8  Section 7.1(d) is deleted in its entirety.

     6. Covenants of the Borrower. The Borrower hereby covenants and agrees with the Administrative Agent and the Lenders as follows:

          (a) Immediately upon receipt of the proceeds of the sale of the Alliant Stock, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders that deliver executed consents to this Amendment on or prior to 3:00 p.m. EST on December 3, 2001 (the "Approving Lenders"), an amendment fee equal to one percent (1.0%) on the sum of (i) the aggregate Revolving Credit Commitments of the Approving Lenders (after giving effect to the reduction in the Total Revolving Credit Commitment set forth in this Amendment) and (ii) the aggregate principal amount of the outstanding Term Loans of the Approving Lenders (after giving effect to the prepayment of the Term Loans with the proceeds of the Alliant Transaction).

          (b) Immediately upon receipt of the proceeds of the sale of the Alliant Stock, the Borrower shall pay to the Administrative Agent, for its own account, a structuring and arrangement fee equal to one-half of one percent (0.5%) on the sum of (i) the Total Revolving Credit Commitment (after giving effect to the reduction in the Total Revolving Credit Commitment set forth in this Amendment) and (ii) the aggregate principal amount of all outstanding Term Loans (after giving effect to the prepayment of the Term Loans with the proceeds of the Alliant Transaction).

          (c) Immediately upon receipt of the proceeds of the sale of the Alliant Stock, the Borrower shall reimburse the Administrative Agent, the Syndication Agent, the Collateral Trustee and the Lenders for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees) incurred on or prior to the closing date of this Amendment in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby.

     7. Conditions Precedent. This Amendment shall become effective upon, and only upon, the satisfaction of all of the following conditions precedent on or before December 10, 2001:

          (a) receipt by the Administrative Agent of this Amendment executed by the Credit Parties and the Syndication
     Agent;

          (b) receipt by the Borrower, in accordance with the Purchase Agreement, of an amount of Alliant Stock that is sufficient to generate Minimum Net Cash Proceeds, such sufficiency to be determined based upon the per share purchase price of the Alliant Stock specified in the Underwriting Agreement;

          (c) entry by the Borrower into an underwriting agreement (the "Underwriting Agreement") with Lehman
     Brothers, Inc. relating to the Purchase Agreement, which Underwriting Agreement is sufficient (determined in accordance with Section 7(b) of this Amendment) to generate, on the date the Alliant Transaction is consummated, at least the Minimum Net Cash Proceeds; and

          (d) receipt by the Administrative Agent of an opinion of counsel to the Credit Parties relating to this Amendment in form and substance reasonably satisfactory to the Administrative Agent.

     8. Affirmation of Representations and Warranties. The Credit Parties hereby affirm that, after giving effect to (a) that certain Forbearance Agreement dated as of November 7, 2001 among Borrower, Holdings, the Required Lenders, the Administrative Agent, and the Syndication Agent (the "Forbearance Agreement") and (b) this Amendment, the representations and warranties set forth in the Credit Documents are true and correct as of the date hereof (except those that expressly relate to an earlier period).

     9. Reaffirmation of Guaranty. Each of the Subsidiary Guarantors (other than the Transferred Subsidiaries) (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Credit Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge, except as contemplated by this Amendment, the Subsidiary Guarantors' obligations under the Credit Agreement or the other Credit Documents.

     10.  No Defaults.  Each of the Borrower and the Subsidiary
Guarantors hereby represents and warrants to the Administrative
Agent and the Lenders that, after giving effect to this Amendment, no Default or Event of Default will exist under the Credit Agreement or any of the other Credit Documents.

     11. Reaffirmation of Obligations. Each of the Borrower and the Subsidiary Guarantors (other than the Transferred Subsidiaries) hereby ratifies the Credit Agreement and the Credit Documents and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the other Credit Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Credit Documents.

     12. Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

     13. References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of
Section 3 hereof, all references in the Credit Documents to the "Credit Agreement" shall be deemed to refer to the Credit
Agreement as amended pursuant to this Amendment.

     14. No Other Changes. Except as modified hereby, all of the terms and conditions of the Credit Documents (including the schedules and exhibits thereto) shall remain in full force and effect.

     15. Release. Each of the Borrower and the Subsidiary Guarantors releases the Administrative Agent, the Syndication Agent, the Collateral Trustee and the Lenders, and their respective officers, employees, representatives, agents, managers, counsel, and directors, from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or equity, now known or unknown, suspected or unsuspected, in connection with or related to the Credit Documents or the Alliant Transaction, to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

     16. Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

     17. No Waiver. Expect as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Credit Documents or constitute a waiver of any provision of the Credit Agreement or any of the other Credit Documents.

     18. Entire Agreement. This Amendment and all schedules, exhibits and other documents attached hereto or incorporated by reference herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

     19. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     20. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     21. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with the laws of the State of New York.

          [remainder of page intentionally left blank]
     IN WITNESS WHEREOF, each of the parties has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.


BORROWER:                BLOUNT, INC.
                         a Delaware corporation


                         By:
                         Name:
                         Title:

HOLDINGS:                BLOUNT INTERNATIONAL, INC.
                         a Delaware corporation


                         By:
                         Name:
                         Title:


ACKNOWLEDGEMENT
AND AGREEMENT BY
SUBSIDIARY GUARANTORS:

                         BI, L.L.C.

                              By:  BLOUNT, INC., a member

                              By:
                              Name:
                              Title:

                              By: 4520 CORP., INC., a member

                              By:
                              Name:
                              Title:

                         OMARK PROPERTIES, INC.

                         By:
                         Name:
                         Title:

                         4520 CORP., INC.

                         By:
                         Name:
                         Title:

                         GEAR PRODUCTS, INC.

                         By:
                         Name:
                         Title:

                         DIXON INDUSTRIES, INC.

                         By:
                         Name:
                         Title:

                         FREDERICK MANUFACTURING
                            CORPORATION

                         By:
                         Name:
                         Title:

                         FEDERAL CARTRIDGE COMPANY

                         By:
                         Name:
                         Title:

                         SIMMONS OUTDOOR CORPORATION

                         By:
                         Name:
                         Title:

                         FABTEK CORPORATION

                         By:
                         Name:
                         Title:

                         WINDSOR FORESTRY TOOLS LLC

                              By:  BLOUNT, INC., its sole member

                              By:
                              Name:
                              Title:

                         ESTATE CARTRIDGE, INC.

                         By:
                         Name:
                         Title:

ADMINISTRATIVE AGENT          BANK OF AMERICA, N.A., in its
                         capacity as Administrative Agent on
                         behalf of the Lenders.

                         By:
                         Name:
                         Title:


SYNDICATION AGENT             LEHMAN COMMERCIAL PAPER, INC., in
                         its capacity as Syndication Agent on
                         behalf of the Lenders.

                         By:
                         Name:
                         Title: